Exhibit 99.1

Press Release

Hertz Announces Proposed Offering of $100 Million of Common Stock

ESTERO, Fla., June 24, 2026 -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) (“Hertz” or the “Company”), a leading global rental car company, today announced that it intends to offer shares of its common stock, par value $0.01 per share, (the “Common Stock”) at an aggregate public offering price of $100 million in a SEC-registered offering. Such shares (the “Borrowed Shares”) will be loaned by the Company to J.P. Morgan Securities LLC (in such capacity, the “Share Borrower”), one of the underwriters of the offering of the Borrowed Shares, pursuant to a share lending agreement. The Share Borrower or its affiliates will receive all of the proceeds of the offering of Borrowed Shares and neither the Company nor The Hertz Corporation, the Company’s wholly-owned indirect subsidiary (the “Hertz Corp.”), will receive any of the proceeds of the offering, but the Share Borrower will pay the Company a nominal lending fee for the use of the Borrowed Shares pursuant to the share lending agreement. The Share Borrower will be required to return the Borrowed Shares (or identical shares of Common Stock) to the Company pursuant to the terms of the share lending agreement. The Company has been informed by the Share Borrower that it or one of its affiliates intends to sell the Borrowed Shares and use the resulting short position to facilitate transactions by which investors in the Notes (as defined below) may hedge their investments through short sales or privately negotiated derivatives transactions. The activity described above could affect the market price of the Common Stock otherwise prevailing from time to time. The offering of the Borrowed Shares is contingent upon the closing of a private offering of the Exchangeable Senior First-Lien Secured PIK Notes due 2030 (the “Notes”) that Hertz Corp. intends to offer, subject to market and other conditions, in a private placement to qualifying investors. The private offering of the Notes is not contingent upon the closing of the offering of the Borrowed Shares.

The offering of the Borrowed Shares will be made by means of a prospectus. Copies of the prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone 1-866-803-9204.

This press release is not an offer to sell or purchase or a solicitation of an offer to sell or purchase the Borrowed Shares or the Notes, and does not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

ABOUT HERTZ

Hertz Global Holdings, Inc. is one of the world’s leading car rental and mobility solutions providers. Its subsidiaries, including The Hertz Corporation, and licensees operate the Hertz, Dollar, Thrifty, and Firefly vehicle rental brands, with more than 11,000 rental locations in 160 countries around the globe. The Company also operates the Hertz Car Sales brand, which offers a range of quality, competitively priced used cars for sale online and at locations across the United States, and the Hertz 24/7 car-sharing business in Europe.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Words such as “expect,” “will” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our positioning, strategy, vision, forward looking investments, conditions in the travel industry, our financial and operational condition, our sources of liquidity, the proposed offering of the Borrowed Shares, the proposed offering of the Notes and the anticipated completion and timing of the offering. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including risks and uncertainties related to completion of the offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the offering, unanticipated uses of capital and those in our risk factors that we identify in the prospectus for the offerings and our most recent annual report on Form 10-K for the year ended December 31, 2025, as filed with the U.S. Securities and Exchange Commission on February 26, 2026, and any updates thereto in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

Contact

Hertz Investor Relations: investorrelations@hertz.com, Hertz Media Relations: Mediarelations@hertz.com

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